SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2007 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

Dear Shareholder:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 19, 2007, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Steven R. Rogel

Chairman, President and Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 19, 2007
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 23, 2007

Agenda

•	To elect six Directors;

•	To take action on the shareholder proposals;

•	To approve, on an advisory basis of the appointment of auditors;

•	To transact any other business that may be properly brought before the Annual Meeting.

Admission

All shareholders are invited to attend the Annual Meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares, as well as a form of personal photo identification, to be admitted to the Annual Meeting.

The Annual Meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares on the Record Date, or their legal proxy holders, are entitled to vote at the Annual Meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2006 Annual Report is being distributed to shareholders on or about March 14, 2007.

Claire S. Grace

Corporate Secretary

Federal Way, Washington

2007 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 14, 2007

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 19, 2007 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person, obtains a proxy from the trustee and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 23, 2007, will be eligible to vote at the annual meeting. On that date, 239,036,727 common shares and 1,987,595 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Restated Articles of Incorporation, if a quorum is present at the meeting: (i) the six nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the shareholder proposals, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2006 is being mailed with this proxy statement to shareholders entitled to vote at the 2007 annual meeting.

Voting Information

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. Have your proxy card in hand when you call.

•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. Have your proxy card in hand when you access the web site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.

•

Voting at the annual meeting. If you decide to attend and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the Annual Meeting or you may complete a ballot that will be distributed at the Annual Meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Information About the Meeting

Attendance at the Annual Meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card (or voting instruction card in the case of exchangeable shareholders) if you are a shareholder of record. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common or exchangeable shares as of the record date. Acceptable proof would be an original, recent bank or brokerage account statement. You will also need to present photo identification to be admitted.

If you are a shareholder of record and arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a shareholder of record and you have photo identification.

If you are a street name shareholder and arrive at the meeting without proof of your ownership of common or exchangeable shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present your original signed form of proxy; proof of your ownership of common shares as of the record date, such as a bank or brokerage statement; and photo identification. If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

Exchangeable shareholders must designate in advance of the meeting on the form of voting instruction card, anyone that they intend to represent them at the meeting. Your designee will need to present photo identification. If your designee arrives at the meeting and his or her name is not on the designee list, the person will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please write to the Corporate Secretary prior to the meeting.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

The Restated Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 12. Two of the nominees identified below are nominated to be elected at the 2007 annual meeting for a term expiring at the 2009 annual meeting and four nominees are nominated for three-year terms expiring at the 2010 annual meeting. Messrs. Rogel, Sinkfield, Steuert and Sullivan are currently directors of the Company elected by the shareholders. Ms. Williams was appointed by the Board of Directors to fill a vacancy ending in 2010 and Ms. Cafaro was appointed by the Board of Directors to fill a vacancy ending in 2009. Under the terms of the Company’s Bylaws, these two directors are required to stand for election at the shareholders’ meeting.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election—Terms Expire in 2009

Steven R. Rogel, 64, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is the former Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

Debra A. Cafaro, 49, a director of the Company since February 2007, has been chairman, president and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2003. She was its president and chief executive officer from 1999 when she joined the company until 2003, and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from 1997 until 1998 when it merged with AIMCO and previously was a founding member and partner of the law firm of Barack Ferrazzano Kirschbaum Perlman and Nagelberg, LLC.

Nominees for Election—Terms Expire in 2010

Richard H. Sinkfield, 64, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a Trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America, a member of the Board of Directors of the Georgia Appleseed Center for Law and Justice and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

D. Michael Steuert, 58, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. Prior to joining GenCorp Inc., he held financial management positions at TRW Inc. (space and automotive). He serves as Trustee of Prologis (NYSE: PLD), and is a member of the National Financial Executives Institute, and is past president of the Board of Trustees of the Mental Health Association of Summit County, Ohio.

James N. Sullivan, 69, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000.

Kim Williams, 51, a director of the Company since October 1, 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective January 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Brookwood School, Manchester by the Sea, Massachusetts

Continuing Directors—Terms Expire in 2008

Martha R. Ingram, 71, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, and inland barging), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc. and Regions Financial Corporation. In addition, she is chairman of the Board of Trust of Vanderbilt University. She also serves as chairman of the board of the Nashville Symphony Association, is on the Board of the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is former chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 62, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 69, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation.

Charles R. Williamson, 58, a director of the company since October 2004, was the executive vice president of Chevron Texaco Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Texaco Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council. He is also a director of Talisman Energy Inc. and PACCAR Inc.

Continuing Directors—Terms Expire in 2009

Rt. Hon. Donald F. Mazankowski, 71, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He also is a director of the Power Group of Companies; Shaw Communications, Inc.; Great-West Lifeco Inc., IGM Financial Inc.; Yellow Pages Group; Canadian Oil Sand Trust and Atco Ltd. He is Senior Advisor to Gowlings, LaFleur, Henderson LLP, Barristers and Solicitors. He is a past member of the board of governors of the University of Alberta and is past chairman of the Institute of Health Economics.

Nicole W. Piasecki, 44, a director of the Company since 2003, is president of Boeing Japan. Previously, she served as executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She is a member of the Federal Aviation’s Management Advisory Council and the YWCA of Seattle-King County-Snohomish County and a former director of Washington Works.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The Board of Directors of the Company, with the exception of the Company’s chief executive officer, is composed entirely of independent directors within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors of the Board of Directors regularly meet in separate executive session without any member of Company management present. The Lead Director, who under the Board’s Corporate Governance Guidelines is the Chair of the Executive Committee, presides over these meetings.

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to Board function and operation, company operations, Board organization and composition and Board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com under the "Investors" tab at the top of the page and then under the "Governance" link. Paper copies may be obtained by written request to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com.

The Board of Directors has a number of committees that perform certain functions for the Board. Current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee and International Committee.

The Board of Directors met on eight occasions in 2006. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2006. The following table provides membership and meeting information for each of the Board committees. Debra A. Cafaro was appointed to the Board of Directors effective February 15, 2007. The Board has not yet determined the committees to which Ms. Cafaro will be appointed.

Name	Audit Committee		Compensation Committee		Executive Committee		Corporate Governance Committee		Finance Committee		International Committee
Martha R. Ingram	X				X	*
John I. Kieckhefer			X								X
Arnold G. Langbo			X						X	*
Donald F. Mazankowski	X										X
Nicole W. Piasecki							X				X
Steven R. Rogel					X
Richard H. Sinkfield							X	*	X
D. Michael Steuert	X	*					X
James N. Sullivan			X	*			X
Kim Williams	X		X
Charles R. Williamson			X						X
Total meetings in fiscal year 2006	6		6		1		4		3		2

*	Committee Chairman

Below is a description of each committee of the Board of Directors. Each committee of the Board has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under the "Investors" tab at the top of the page and then under the "Governance" link. Paper copies may be obtained by written request to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. The chairman of the Executive Committee is an independent director and is also the lead director for the Board of Directors. The Executive Committee acted by consent in lieu of meeting on three occasions during the year in addition to the meeting information in the table above.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the Board or the Committee chairperson deems appropriate. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee has responsibility for reviewing and approving the strategy and design of the Company’s compensation and benefits systems, making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans, reviewing the compensation of the Company’s directors and chief executive officer, reviewing and approving salaries and incentive compensation of Company officers and certain other positions and administering the Company’s stock option and incentive compensation plans. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Corporate Governance Committee takes a leadership role in shaping the governance of the corporation and provides oversight and direction regarding the functioning and operation of the Board, including reviewing and recommending to the Board candidates for election as directors. The Committee manages the processes used by the Board to evaluate the Chief Executive Officer and provides oversight on senior management succession planning, ethics and business conduct of the Company, human resources practices, and environmental and safety issues at the Company. The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The Committee provides guidance to the Board regarding major financial policies of the Company, oversees financial matters of importance to the Company, reviews with management the Company’s major financial risk exposure; and reviews and approves credit policies, cash management and pension fund investment strategies. The Committee also makes recommendations to the Board regarding operating plans, debt and equity programs and appropriate actions related to significant mergers, acquisitions, asset sales or purchases and other significant business opportunities. The Board of Directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The International Committee of the Board advises the Company on relevant, critical policy issues, as well as investment and other commercial opportunities, outside the United States and provides oversight and direction on the economic, political and social trends in countries where the Company has international operations. The Board of Directors has determined that each member of the International Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Consideration of Director Nominees

Director Qualifications. The Board codified standards for directors in the Board’s Corporate Governance Guidelines. The Guidelines provide that the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests, and that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each director is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; to use his or her skills and experiences to provide independent oversight to the business of the Company; and to represent the long-term interests of all the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. Directors must be committed to devoting the time and effort necessary to learn the business of the Company and the Board.

As part of its periodic self-assessment process, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company and that the Board should be comprised of persons with skills in areas such as finance; sales and markets; strategic planning; human resources and diversity; safety; industry business; leadership of large, complex organizations; legal; banking; government and governmental relationships; international business and international cultures; and information technology.

In addition to the targeted skill areas, the Corporate Governance Committee has identified key knowledge areas it believes are critical for directors to add value to a Board, including Strategy: knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets; Leadership: skills in coaching senior executives and the ability to assist the CEO in his development; Organizational Issues: understanding of the implementation of strategies, change management processes, group effectiveness and organizational design; Relationships: understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates; Functional: understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and Ethics: the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee or a subcommittee thereof may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends such candidates to the Board for election at the next meeting of shareholders.

Shareholder Nominees. The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance Committee, care of Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All recommendations will be brought to the attention of the Corporate Governance Committee.

Shareholder Communications

Communications may be addressed to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the Board or any of its Committees, the independent directors or individual directors. Communications may also be sent by email at CorporateSecretary@Weyerhaeuser.com.

Annual Meeting Attendance

The directors are encouraged and expected to attend the Company’s annual meetings if possible. Eleven directors attended the 2006 Annual Meeting.

Directors’ Compensation

The following table sets forth the annual compensation of our non-employee directors for 2006, which consisted of annual retainer fees paid in cash, including amounts associated with chairing Board committees, and retainer deferred stock unit awards that are payable only in cash. All values are reported in U.S. dollars

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro (3)	0	0	0
Martha R. Ingram (4)	80,000	77,115	157,115
Arnold G. Langbo	70,000	77,115	147,115
Donald F. Mazankowski (4)	80,000	77,115	157,115
Richard H. Sinkfield (4)	80,000	77,115	157,115
Richard F. Haskayne (4)	80,000	77,115	157,115
John I. Kieckhefer	70,000	77,115	147,115
Nicole W. Piasecki	70,000	77,115	147,115
D. Michael Steuert (4)	80,000	77,115	157,115
James N. Sullivan (4)	80,000	77,115	157,115
Charles R. Williamson	70,000	77,115	147,115
Kim Williams (5)	35,000	38,520	73,520

(1)	The amounts in this column reflect director compensation earned and paid in cash, including amounts voluntarily deferred under our Fee Deferral Plan for Directors. Of the amounts of compensation earned, the following directors have elected to defer fees into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Mazankowski, $60,000 or 891 units; Mr. Haskayne, $80,000 or 1,188 units; Mr. Kieckhefer, $70,000 or 1,040 units; Mr. Sullivan, $80,000 or 1,188 units; Mr. Williamson $70,000 or 1,040 units; and Ms Williams, $35,000 or 520 units.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of retainer amounts that were automatically deferred into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors. The grant date fair value was computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), and is based on a grant date that is the date of the Company’s annual meeting. Under the terms of the Fee Deferral Plan for Directors, the number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. Each of the Directors who received fees in 2006 with the exception of Kim Williams automatically deferred $70,000 of fees and were credited with 1,039 stock equivalent units. Ms. Williams automatically deferred $35,000 of fees and was credited with 520 stock equivalent units. The grant date fair value of each retainer stock unit is equal to the number of stock equivalent units multiplied by the closing value of the Company’s common stock on the grant date. See Note 2 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2006.

(3)	Ms. Cafaro was appointed to fill a vacancy on the Board effective February 15, 2007, so received no compensation during 2006.

(4)	As Chair of the various committees of the Board of Directors, each of these directors received additional compensation of $10,000 during 2006: Mrs. Ingram, Executive Committee Chair; Mr. Mazankowski, International Committee Chair; Mr. Sinkfield, Corporate Governance Committee Chair; Mr. Haskayne, Finance Committee Chair; Mr. Steuert, Audit Committee Chair; and Mr. Sullivan, Compensation Committee Chair.

(5)	Ms. Williams was appointed to fill a vacancy effective October 1, 2006

Non-employee Director Compensation Program. The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders.

Non-employee directors are compensated by:

•	A base cash annual retainer fee of $140,000, $70,000 of which is paid in retainer deferred stock unit awards.

•	An additional cash annual retainer fee of $10,000 paid to each committee chair.

Annual Board Retainer Cash Fees. In 2006, non-employee directors received a cash Annual Board Retainer Fee of $70,000 per year. Non-employee directors who served as chairs of Committees received an additional retainer fee of $10,000. The Company does not pay additional fees for attending Board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the Board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days. Directors who also serve as employees of the Company do not receive compensation for their service on the Board or any committees.

Deferral of Cash Compensation. Non-employee directors may elect to defer all or part of their cash compensation into an interest-bearing cash-based account or as deferred common stock equivalent units (an unfunded stock unit account) under the Company’s Fee Deferral Plan for Directors. The number of deferred stock equivalent units is calculated by dividing the amount of the deferred fees by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock equivalent units earn the equivalent of dividends, which are credited as additional deferred stock equivalent units. Deferred stock equivalent units are distributed in cash following the director’s retirement or other termination of service to the Company.

Retainer Stock Unit Awards. Each non-employee director who continues to serve as a director following each Annual Meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Weyerhaeuser stock that could be purchased with an aggregate of $70,000. The number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. For the 2006 awards, the median value on the last eleven trading days in 2006 was $67.35, which resulted in a total of 1,039 retainer stock units awarded to each director who served for the entire year and 520 stock units awarded to Ms. Williams who served for half of the year. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Fee Deferral Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units will be distributed in cash after retirement or other termination of Board service.

The amount reported in the Stock Awards column for each director is the dollar value of the retainer stock units awarded in 2006, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which was calculated based on the per share Fair Market Value of Weyerhaeuser stock on the date of grant. See Note 2 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2006.

The number of aggregate deferred stock equivalent units accumulated in each director’s deferral account as of December 31, 2006 for all years of service as a director, from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock equivalent units credited as a result of dividend equivalents earned with respect to the deferred stock equivalent units, is listed in the Beneficial ownership of common shares table on the following page.

Director Compensation Review Practices. The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full Board.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Executive Officers

The following table shows as of January 22, 2007 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 31, 2006.

Name of Individual or Identify of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Stock Equivalent Units (4)	Directors’ Qualifying Shares (5)
Lee T. Alford	94,661	*	9,921	1
Debra A. Cafaro	—	*	—
Marvin D. Cooper	152,431	*	1,406
Daniel S. Fulton	108,507	*	24,172
Richard E. Hanson	220,381	*	18,217
Martha R. Ingram	261,046	*	7,130
Michael A. Jackson	11,414		9,494
John I. Kieckhefer	4,461,798	1.9	25,046
Arnold G. Langbo	200	*	7,437
Donald F. Mazankowski	800	*	16,390
Nicole W. Piasecki	417,888	*	4,587
Steven R. Rogel	1,098,976	*	78,584
Richard H. Sinkfield	500	*	9,939
D. Michael Steuert	—	*	2,454
James N. Sullivan	1,000	*	16,114
Richard J. Taggart	132,331	*	15,840
Kim Williams	—	*	1,049
Charles R. Williamson	—	*	4,908

Directors and executive officers as a group (29 individuals)	7,393,117	3.1	252,688	1

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days after January 22, 2007 pursuant to outstanding stock options, as follows: Mr. Alford, 90,600 common shares; Mr. Cooper, 151,438 common shares; Mr. Fulton, 107,975 common shares; Mr. Hanson, 213,650 common shares; Mr. Jackson, 11,375 common shares; Mr. Rogel, 1,095,000 common shares; Mr. Taggart, 127,892 common shares; and of the executive officers as a group, 2,182,519 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,630,527 shares; and Ms. Piasecki, 393,011 shares.

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Kieckhefer, 3,970,969 shares; Ms. Piasecki, 398,605 shares; and of the executive officers as a group, 550 shares.

(4)	Common stock equivalent units held as of December 31, 2006 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

(5)	Director’s qualifying share in wholly owned subsidiary.

Owners of More Than 5%

The following table sets forth the number of common shares held by persons known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital Research and Management Company (1)	35,102,400	14.8
333 South Hope Street Los Angeles CA 90071

Franklin Mutual Advisors, LLC (2)	18,015,689	6.7
51 John F. Kennedy Parkway Short Hills NJ 07078

(1)	Based on a Schedule 13G dated February 12, 2007, in which Capital Research and Management Company reported that, as of December 29, 2006, it had voting power over 7,104,400 of the shares and sole dispositive power over all 35,102,400 shares. Capital Research and Management Company disclaims beneficial ownership of all of the shares.

(2)	Based on Amendment No. 1 to Schedule 13D dated December 13, 2006 in which Franklin Mutual Advisors, LLC reported that, as of December 13, 2006, it had sole voting and dispositive powers over all 18,015,689 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2006.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Overview

Weyerhaeuser Company is one of the world’s largest integrated forest products companies. In 2006, the Company had sales of $21.9 billion, with offices or operations in 18 countries, and customers worldwide. Weyerhaeuser’s primary businesses include the growing and harvesting of timber; the manufacture, distribution and sale of forest and paper products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses and products is available at http://www.weyerhaeuser.com.

The Company implemented a new compensation program in January 2006 for salaried employees, including its executive officers, as a result of a year-long review and redesign undertaken in 2005 by the Compensation Committee, working with its compensation consultant, Mercer Human Resource Consulting. The primary focus of the review was to assess the effectiveness of the existing incentive programs and identify opportunities for change based on the needs of the business and market trends. In this review, the Committee:

•	Reviewed leading practices in governance and executive compensation

•	Evaluated shareholder interests and expectations, competitive performance trends, and emerging issues

•	Examined the compensation paid to executive officers in relation to the Company’s overall performance and factors influencing shareholder value

•	Established compensation principles designed to promote and reward improved performance

•	Developed compensation programs to support the Company’s compensation philosophy and business strategies

•	Created performance targets for the new incentive programs

Compensation Philosophy and Principles

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. Weyerhaeuser’s compensation programs are designed to:

•	Focus decision-making and behavior on goals that are consistent with the overall business strategy

•	Reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities

•	Allow the Company to attract and retain employees with the skills critical to its long-term success

As a result of the review and design work described above, Management and the Committee established the following key compensation principles to guide the design and ongoing administration of the Company’s overall compensation program:

•	Clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals:

-	Improve absolute level of returns on investments

-	Outperform peers

-	Create shareholder value

•	Promote a “one company” perspective among all Company employees

•	Maintain total compensation at market competitive levels

•	Provide a broad range of payout opportunities based on performance

•	Design simple pay programs to control costs and ensure employee understanding

The new compensation program is comprised of several components, including:

•	Base salary

•	Annual cash incentives

•	Long-term incentives, consisting of a mix of stock options, performance share units and restricted stock units

•	Retirement benefits

•	Medical and other benefits

Determination of Compensation

Weyerhaeuser’s compensation principles are supported through several policies.

Total Compensation. To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of the business strategies, Weyerhaeuser uses a range of components. The combination of the components and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with individual officers. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to Company’s peers.

Performance Management. Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance Management Process (“PMP”) for its employees to assess individual performance. In the PMP process, each employee establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. At the end of the year, the employee’s performance is assessed against these goals. Key performance goals for 2006 were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery. Individual PMP ratings are developed based on an evaluation of the performance of the business unit and the individual employee. PMP results for an employee affect the employee’s salary increases, the annual cash incentive reward, and the long-term incentive grant level, if eligible.

Variable Pay at Risk. The percentage of an employee’s compensation opportunity that is fixed instead of variable is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company performance will have a greater portion of their pay at risk through short- and long-term incentive programs. In addition executive officers with more responsibility for strategic and operating decisions will have a greater percentage of their compensation opportunity allocated to long-term incentives. Typically, over 1/3 of target total compensation opportunity for these executive officers is in the form of long-term incentives. For other Company officers, eligibility for long-term incentives is determined based on the officer’s level in the Company and that the officer’s management responsibility and ability to directly influence overall Company performance.

Forms of Long-Term Incentive Compensation. Weyerhaeuser currently uses three forms of equity for long-term incentive compensation: stock options (“options”), restricted stock units (“RSUs”), and performance share units. (See “Compensation Components—Long-Term Incentive Compensation” below for more of the specific features of forms of equity granted to executive offices.) Each employee who is eligible for long-term incentives receives a 50/50 mix of two of these three types of equity compensation. The specific type of compensation granted is based upon that employee’s level in the Company. Senior executives with greater ability to directly affect financial results, operating decisions, and share price performance receive 50% options and 50% performance shares. This mix focuses the executive on the Company’s share price and financial performance compared to its peer companies. Also, this mix puts more compensation at risk for senior executives, and provides for greater rewards if superior performance is generated. Other eligible employees with less direct ability to affect overall company results receive 50% options and 50% RSUs. The use of options for both groups ensures that all employees eligible for long-term incentives have a common objective of improving stock price performance. The non-executive group receives RSUs to provide an incentive tied to long-term total shareholder value, but with less risk. These grants are intended to focus more on the officer’s retention.

The Committee established a target level of long-term incentives for each executive officer position. The target level is based on the median of competitive market long-tem incentive levels. For 2006, the target long-term incentive values (as a % of base salary) for the named executive officers were:

•	CEO: 300%

•	CFO: 150%

•	COO: 125%

•	President WRECO: 125%

•	SVP, Residential Wood Products: 125%

•	SVP, Cellulose Fibers and White Papers: 125%

•	SVP Pulp, Paper and Containerboard Manufacturing: 125%

Market Positioning. The Company establishes competitive compensation levels based on market reviews, and then designs its pay program to focus officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels at the median of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer groups outlined below to help the Company attract and retain persons with the skills needed in Weyerhaeuser’s businesses.

Competitive Market Assessments. Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities, and long-term incentives. In addition, rewards such as health benefits and retirement programs and perquisites are regularly assessed relative to the market. The Company also reviews competitive performance at its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. (See “Compensation Components” for details.)

Peer Groups. The Committee uses separate peer groups for pay and performance. Recent consolidation in the forest products industry has decreased the number of direct peers in the sector. Most forest products companies have lower revenues and fewer employees than the Company. In addition, Weyerhaeuser competes for talent with a broader range of companies, and shareholders measure Weyerhaeuser’s performance against a broader set of peers. For these reasons, the Committee selected a group of companies for comparison of executive officer compensation comprised of a broader group of basic materials companies of a comparable size to Weyerhaeuser. The pay peer group currently includes: Air Products & Chemicals; Alcoa Inc.; Dow Chemical Corp.; Du Pont DeMours, Inc.; Eastman Chemical; International Paper Inc.; Marathon Oil Inc.; MeadWestvaco Inc.; Nucor Corp.; Sunoco Inc.; US Steel Corp.; and Valero Energy Corp.

In establishing a peer group for evaluating the Company’s relative performance, the Committee chose a broader size range of basic materials companies that typically have been used by shareholders as benchmarks for performance. This group includes many of the companies in the pay peer group, and also incorporates forest products companies. The performance peer group currently includes: Alcoa, Alcan, Air Products & Chemicals, Ball Corp., Bowater, Celanese AG, Domtar, Dow Chemical, Du Pont, Eastman Chemical, International Paper, Smurfit-Stone, Louisiana-Pacific, MeadWestvaco, Monsanto, Nucor, Owens-Illinois, Phelps Dodge, Praxair, PPG Industries, Rohm & Haas, Temple-Inland, and US Steel.

Compensation Components

Base Salary. Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser targets base salaries at the median of market levels among the basic materials companies described above. Increases in salaries are generally based on individual PMP assessments, overall company budgets, and specific talent needs. The CEO’s base salary is approximately at the median salary for CEOs of companies in the pay peer group. Base salaries for the named executive officers have also been set at median with a significant percentage of their total compensation at risk in forms of long-term incentive compensation.

Annual Incentive Plan (“AIP”). The AIP, which was introduced in January 2006, is a cash bonus incentive plan designed to focus executive officers and other participants on maximizing efficiency and generating strong financial performance. All U.S. and Canadian salaried employees, including executive officers, participate in the AIP to ensure that all employees have the common goal of improved operating performance.

AIP Performance Measure and Plan Mechanics. The AIP is funded based on the Company’s Return on Net Asset (“RONA”) performance excluding the results of Weyerhaeuser Real Estate Company (“WRECO”), for everyone except the CEO. WRECO employees do not participate in the AIP, but are paid under a separate compensation program that is consistent with compensation practices in the home-building industry. RONA performance for the CEO is calculated for total Weyerhaeuser, including WRECO. RONA is defined as earnings before interest and tax (“EBIT”) divided by average net assets. The AIP measures performance over the fiscal year. RONA is used as the performance measure given its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through maximizing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the overall returns. The Committee has discretion to adjust the earnings used in the RONA calculation for extraordinary items as appropriate.

AIP Performance Target Setting. AIP performance targets are established at the beginning of each plan year. For each year a threshold, target, and maximum goal is established that represents 40%, 100%, and 300% target funding levels. If performance is below threshold, the funding level is 0%. The goals are established using a variety of factors, including dividend funding levels, the Company’s cost of capital, historical Company and peer RONA performance, and internal benchmarks of outstanding performance. For 2006, the target performance objective and funding was 10% RONA for the AIP in general and 11% for the CEO, which approximates the cost of capital. The threshold for funding was achieved at 5.5% RONA, with 40% of target payout funded at this level. The threshold was set by the Committee at a level below the cost of capital as part of the Company’s variable pay program. This threshold payout level in the variable pay program was established based on the fact that Weyerhaeuser and its peers have generated results above and below the cost of capital historically, and providing some level of payouts in either scenario is competitive practice for the Company’s peers. The AIP threshold level that was chosen allows minimum funding of the variable pay plan after certain minimum requirements of funding shareholder dividends have been achieved. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. The level of RONA performance necessary for funding the threshold, target and maximum levels is set by the Committee annually and is not subject to adjustment by Company management. The Committee has discretion to adjust performance targets for extraordinary items as appropriate.

AIP Allocation Process. At the end of each year, the Committee approves the funding for the bonus pool based on the Company’s performance against the pre-determined RONA targets. The available AIP pool is then allocated among the business units by management based on each unit’s performance against pre-established goals. (See “Determination of Compensation — Performance Management.”) The business unit leaders then allocate their available AIP pool among individual participants based on their respective performance.

AIP Target Opportunities. Each position in the Company, including executive positions, is assigned a target bonus opportunity reflecting competitive practices in the market for similar positions. Targets for executive positions range from 45% to 100% of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on the AIP funding process described above. Based on performance, the opportunity for each individual ranges from 0% to 300% of the target incentive value. The target set for the CEO and the named executive officers was based on competitive market practices and designed to focus the executive on the goal of improved operating performance. The CEO’s target bonus was 125% of his base salary. For 2006, Mr. Rogel received a cash bonus award under the AIP of $1,300,000, which represents 80% of his target award. The bonus was awarded based on the Committee’s overall assessment of Mr. Rogel’s performance. The targets for the named executive officers were set at a percent of base pay of 85% for Mr. Taggart, 100% for Mr. Hanson, 85% for Mr. Fulton, 75% for Mr. Alford, 75% for Mr. Jackson and 65% for Mr. Cooper.

Recommendations for bonus payments to executive officers are made to the Committee by the chief executive officer, chief operating officer, and chief human resource officer. The Committee uses its discretion to determine the final bonus pool and each individual executive officer’s bonus.

Long-Term Incentive Compensation. Beginning in January 2006, the Company changed its historic practice of granting 100% options and introduced the mix of options, performance shares, and RSUs. Weyerhaeuser uses its long-term incentive program to reinforce the pay-for-performance principle. Grants of long-term incentive are not guaranteed and must be earned each year. Participants receive no equity grant if their PMP performance does not meet minimum standards. Participants who are considered superior performers may receive above-target long-term incentive grants. Actual value earned through the long-term incentive grants depend on continued employment.

To fund long-term compensation programs, the Committee establishes an equity pool available for grant in any given year at the median level of competitive practices within the forest products and broader basic materials industries. For grants in 2006, the Committee established a pool of 2,162,020 options, 159,246 performance share units, and 344,708 RSUs available for grants to executive officers and other participants, including any special recognition grants. The total share pool authorized is 2,665,974 shares, or 1.12% of common shares outstanding. The Committee targets an annual share dilution rate of less than 2%. In addition, the Committee considers the accounting costs reflected in the company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool available. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

Weyerhaeuser makes its annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee of the Board, which typically is within one to two weeks after the Company has publicly released a report of its annual earnings. The Committee meeting date is the effective grant date for equity grants to all participants. For executive officers who are hired during the year, the Committee recommends compensation levels to the Board in connection with the Board’s appointment of the executive and approves equity grants for the executive that are effective upon the officer’s start date.

Stock Options. Options are issued at 100% of the fair market value to assure that executives will receive a benefit only when the stock price increases. Options granted in 2006 vest 25% a year over four years, and, if not exercised, expire in a maximum of ten years (or earlier in the case of termination of employment). In 2006, Weyerhaeuser also granted to its senior executives a one-time option grant (in addition to the regular annual grant) with a value equal to ~20% of the annual grant guidelines. These options vest at the end of two years and expire five years after grant. The intent of this grant was to provide a transition in incentive values given the three-year performance and vesting period for the performance shares that are replacing a portion of the annual option grants beginning in 2006. For the long-term component of compensation, in 2006 the following awards of stock options were granted to the executive officers named in the total compensation table: Mr. Rogel, 170,000 options; Mr. Taggart, 34,500 options; Mr. Hanson, 45,000 options; Mr. Fulton, 38,000 options; Mr. Alford 23,250 options; Mr. Jackson, 23,250 options; and Mr. Cooper, 36,000 options.

Performance Share Units. Weyerhaeuser grants performance share units to executive officers to focus participants on long-term, competitive operating excellence, and the creation of economic and shareholder value. Performance is measured over a three-year period by comparison to the performance peer group of basic materials companies described above. The performance share units are earned at the end of the three-year period based on performance results. The performance measure used for earning grants of performance share units is RONA Spread. RONA Spread is defined as RONA (see definition in “AIP—AIP Performance Measure and Plan Mechanics” above.) minus the benchmark RONA rate (defined as pre-tax cost of dividends plus interest expense) for Weyerhaeuser and its peers. Use of this measure is intended to reflect a long-term measure of performance above a minimum shareholder return relative to peers. The actual number of performance share units earned is based on Weyerhaeuser’s performance relative to the performance peers. Threshold performance is the 25th percentile of peers, which equates to a payout of 0.2x the target number of shares. A participant earns none of the target number of performance shares if the Company’s performance is below the threshold. Median performance compared to the Company’s peers earns the target number of shares, with a maximum earned opportunity of twice the target grant for upper quartile performance. As performance shares are earned, shares of Weyerhaeuser common stock are issued to the participant. 30,000 Weyerhaeuser performance shares were granted to Mr. Rogel in 2006, 7,500 to Mr. Taggart, 9,000 to Mr. Hanson, 8,550 to Mr. Fulton, 4,650 to Mr. Alford, 4,650 to Mr. Jackson, and 0 to Mr. Cooper.

Total Long-Term Incentive Compensation Grants. Based on competitive market data, the total value of long-term incentive compensation grants made to the CEO in the form of stock options and performance share units is at or below the median for long-term incentive grants to CEOs in the compensation peer group. The total value of long-term incentive grants made to the named executive officers is generally at the median for grants to executive officers in the compensation peer group.

Other Benefits. All United States salaried employees, including executive officers, are eligible for qualified retirement or pension plan, 401(k) plan (which includes Company matching contributions), health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holidays. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, selected officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits described below.

Supplemental Retirement Plan. Executive officers and other highly-paid officers nominated by the CEO and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits are paid outside the Weyerhaeuser Company Retirement Plan for Salaried Employees ( the “Salaried Retirement Plan”) from the general funds of the Company. These benefits are determined based on the incentive compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s annual incentive compensation plans. This amount is multiplied by the formula for determining Salaried Retirement Plan benefits. The Committee believes that the Company should provide competitive retirement benefits linked to overall company performance through the Supplemental Plan funding mechanism. Details of the plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation. Selected high-level employees, including executive officers, are also eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings at a nominal cost to the Company. The interest rate earned for deferred compensation is determined each year by the Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus three percent, or an average of 6.147% in 2006. This interest rate is not considered to be a preferential return.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonuses into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. 2006 contributions and year-end account balances can be found in the Non Qualified Deferred Compensation table.

Additional Benefits. Other benefits available to certain Company officers, including executive officers, are additional company-paid life insurance, payments of taxes incurred as a result of the payment of temporary living benefits, and financial planning assistance. The financial planning benefit is available for one year post-retirement. In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers, for business entertaining only. The Company does not provide vehicles for personal use, or personal travel for executives on Company aircraft.

Supplementary Compensation Policies

Weyerhaeuser uses several additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market. Specific policies include:

Stock Ownership Requirements. Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire, over a five-year period after becoming an executive officer, a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade, and range from one to three times base salary. The CEO is required to hold stock valued at three times his base salary. The named executive officers are required to hold stock valued at 2 times each of their base salaries. The ownership requirement may be satisfied by direct ownership of common shares, the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above) and shares of Company stock held in the Company’s 401(k) plan. Stock options do not count toward stock ownership requirements. As of the end of 2006, the CEO and each of the named executive officers were in compliance with the ownership requirements.

Other Factors Affecting Compensation

Limitations on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the CEO and the named executive officers, the Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each named executive officer to $1 million. To this end, annual incentive awards, performance awards and stock option programs described above are designed to meet the deductibility requirements. Specifically, the shareholders have approved the material terms of performance goals for awards to these executive officers. These material terms limit the amount paid to these executives under grants of three-year awards of performance share units to a maximum of 200,000 shares of common stock. Similarly, the material terms limit the number of shares that can be made subject to stock options awarded to an employee in a calendar year to 500,000 shares. Actual levels for each of these types of awards have been significantly less, based on the factors and judgments described above.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. We have a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from option exercises, the vesting of RSUs, or payment of common stock earned upon satisfaction of performance share targets.

Change In Control Agreements. The company has entered into change in control agreements with each of its executive officers. The Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation, and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, they are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

These agreements provide for specified payments and other benefits if the officer’s employment is terminated by the Company or its successor during the period beginning six months prior to the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, mandatory retirement, disability or death. Change in control payments may also be required if the officer quits because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to give the executive officers reasonable assurance of a long-term employment opportunity, to enable them to have a balanced perspective in making overall business decisions, and to be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event of a change in control of the Company all outstanding options held by the officer become exercisable, restricted stock units fully vest, and performance share units are paid at target. The accelerated vesting and payout of equity grants in the event of a change in control is intended to allow the executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

Severance Agreements. The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or the executive quits voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

Pre-Set Diversification Plans. Weyerhaeuser and the Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities in the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not been publicly released. Whenever Company executive officers establish such plans they are publicly disclosed in a current report to the SEC. As of February 23, 2007, one of the Company’s executive officers has such a plan.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

The Committee is responsible for reviewing and approving:

•	The strategy and design of the Company’s compensation, equity-based and benefits programs for Company employees, including its executive officers

•	Corporate performance goals for company-wide incentive programs

•	Overall funding for the Company’s annual and long-term incentive programs based on performance against those goals

•

Performance goals and objectives for the chief executive officer, and the evaluation of the chief executive officer’s compensation in light of his performance against those goals and objectives, and the recommendation to the Board for the approval of the chief executive officer’s compensation based on this evaluation

•	Base salary increases and annual and long-term incentive payments for executive officers and for certain other business and function leaders of the Company

The Committee’s compensation decisions are based on these factors:

•	Corporate performance

•	Individual performance of the executive compared to agreed-upon performance goals

•	Position of the executive’s salary in the assigned pay range and relative to market pay levels

•	Experience

•	The salary budget for the Company

In addition, the Committee reviews and recommends to the Board compensation for serving as a Director.

In late 2004 the Committee engaged Mercer Human Resource Consulting to assist the Committee in conducting a strategic review of the Company’s compensation programs and practices. The Committee currently retains Mercer Human Resource Consulting to advise the Committee on compensation strategy, plan design and executive compensation levels. Mercer Human Resource Consulting also advises the Committee on compensation practices for Directors. Weyerhaeuser’s human resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The Committee formulates an annual agenda for its activity and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews the market trends, changes in competitive practices, and alignment of the Company’s compensation programs with the strategy and needs of the business.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and can be found on the Company’s website at www.weyerhaeuser.com under the "Investors" tab at the top of the page and then under the "Governance" link. Paper copies may be obtained by written request to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversees the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for executive officers named in the total compensation table (beginning on page 14). The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2007 annual meeting of shareholders.

James N. Sullivan Chairman	Charles R. Williamson
Kim Williams
John I. Kieckhefer
Arnold Langbo

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messers. Kieckhefer, Langbo, Sullivan and Williamson and Ms. Williams served as members of the Compensation Committee during 2006. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2006 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2003 The current charter for the Committee can be found on the Company’s website at www.weyerhaeuser.com under the "Investors" tab at the top of the page and then under the "Governance" link. Paper copies may be obtained by written request to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Committee has also selected KPMG LLP as the Company’s independent registered public accounting firm for 2007.

D. Michael Steuert Chairman	Martha R. Ingram

Kim Williams	Donald F. Mazankowski

FAMILY RELATIONSHIPS

Edward P. Rogel, Senior Vice President, Human Resources, an executive officer of the Company, is the first cousin of Steven R. Rogel, Chairman of the Board of Directors, President and Chief Executive Officer.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the Board has delegated to the Audit Committee the responsibility to review related party transactions. The Committee has the authority to approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

Related Party Transactions

The Board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a material interest. A related person is anyone who is:

•	a director or executive officer of the Company,

•	a shareholder who beneficially owns more then 5% of the Company’s stock,

•	an immediate family member of any of the Company’s directors or executive officers, or

•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

Approval and Continuing Review

The director or executive who is a related person or has a family member who is a related person must tell the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and decides the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review. The Committee reviews all the facts and circumstances, including the potential effect on a director’s independence if the Company enters into the transaction. The Committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders. The Chair of the Audit Committee has the authority to approve transactions on behalf of the Committee in between Committee meetings if it is not practical to wait until the next Committee meeting for a review.

Whenever a member of the Committee is a related person, the transaction is reviewed only by the disinterested members of the Committee. If multiple members of the Committee, including the Chair of the Committee, are related persons, the disinterested members of the Board of Directors review the transaction rather than the Committee. Any related party transaction approved by the Chair of the Committee between meetings must be reported to the Committee. Material related party transactions that are approved by the Committee must be reported to the Board.

The Committee also reviews any related party transactions that the Company becomes aware of that were not approved by the Committee in advance. The Committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The Committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction. At its first meeting each year, the Committee reviews any ongoing related party transaction in which the amount of the transaction is still more than $120,000. The Committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. It is currently in its seventh edition and is issued to all directors and employees. It is also available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under the "Investors" tab at the top of the page and then under the "Governance" link. Paper copies may be obtained by written request to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)	Stock Awards (4)($)	Option Awards (5)($)	Non-Equity Incentive Plan Comp (6)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)($)	All Other Comp (8)($)	Total ($)
S. R. Rogel	2006	1,286,538	46,915	1,173,038	1,300,000	231,006	30,377	4,067,874
Chairman, President/CEO

R. J. Taggart	2006	523,000	11,729	427,171	475,000	174,884	16,320	1,628,104
Executive VP/CFO

R. E. Hanson	2006	693,000	14,075	528,291	500,000	92,618	16,320	1,844,304
Chief Operating Officer

D. S. Fulton	2006	593,942	13,371	481,180	1,550,000	544,301	16,560	3,199,354
President, WRECO

M. D. Cooper (2)	2006	531,430	0	555,522	308,000	3,291	58,507	1,456,750
Senior VP

M. A. Jackson (3)	2006	433,169	7,272	272,950	237,000	176,643	17,157	1,144,191
Senior VP

L. T. Alford	2006	430,993	7,272	272,950	200,000	159,159	14,305	1,084,679
Senior VP

(1)	All values are reported in U.S. dollars and rounded to the nearest dollar.

(2)	Marvin Cooper, resigned as an executive officer effective, October 2, 2006, prior to the end of fiscal year 2006.

(3)	Michael A. Jackson resigned as an executive officer effective November 15, 2006 prior to the end of fiscal year 2006.

(4)	Stock awards granted to the named executive officers are performance share units granted under the Company’s Long-Term Incentive Plan. The value in the table is the annual expense recognized under FAS123R for 2006. (See Note 2 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K for fiscal year 2006). Number of awards granted can be found in the table “Grants of Plan-Based Awards”.

(5)	Stock option awards include the expense recognized under FAS 123R for 2006 stock option awards. (See Note 2 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K for fiscal year 2006). The number of awards granted and the full grant date fair value as computed under FAS 123R can be found in the table “Grants of Plan-Based Awards.”

(6)	Amounts represent the value of the incentive award earned in fiscal year 2006 and paid in the first quarter 2007 based on the Company’s performance against minimum (threshold), target and maximum RONA performance levels set by the Compensation Committee of the Board. RONA is defined in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. Mr. Alford deferred 50% of his incentive award ($100,000) into the Weyerhaeuser common stock fund under our deferral plan for Company officers, which represents 1,337.256 common stock equivalent units. Under the terms of the Deferred Compensation Plan, the number of common stock units credited to his account was determined based on the amount deferred divided by the median price per share of Weyerhaeuser stock as reported by the Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days in January. For 2007, bonus awards, the median value on the last 11 trading days was $74.78. The company applies a 15% premium to amounts deferred into the stock equivalent units if payment is delayed for at least 5 years. Mr. Alford’s 15% premium represents $15,000 or 200.588 stock equivalent units. The grant date fair value of the stock equivalent units is equal to the number of stock equivalent units multiplied by $81.56, which was the closing value of the Company’s common stock on February 14, 2007, the date the bonus was awarded. Mr. Alford’s deferral represents 1226.091 stock equivalent units and the 15% premium represents 183.914 stock equivalent units.

(7)	Includes annual change in the actuarial present value of accumulated pension benefits.

(8)	Amounts reported for 2006 that represent All Other Compensation for each of the named executive officers are:
•	Mr. Rogel’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952, financial counseling benefit of $18,252 and tax gross-up payment of $393 related to personal travel that did not have any incremental cost to the company.
•	Mr. Taggart’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952 and financial counseling benefit of $4,588.
•	Mr. Hanson’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952 and financial counseling benefit of $4,588.
•	Mr. Fulton’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952, fitness club of $240 and financial counseling benefit of $4,588.
•	Mr. Cooper’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952, financial counseling benefit of $4,588, temporary living benefit of $24,576 and tax gross-up payment related to the temporary living benefit of $17,611.
•	Mr. Jackson’s all other compensation represents company contributions to the qualified 401(k) in the amount of $10,780 for 2006, executive term life insurance premium of $952, financial counseling of $4,588, relocation benefit of $532 and tax gross-up payment related to the relocation benefit of $305.
•	Mr. Alford’s all other compensation represents company contributions to the qualified 401(k) plan in the amount of $10,780 for 2006, executive term life insurance premium of $952 and $2,573 as a premium amount credited to his deferred compensation account based on bonus deferred into stock equivalent units.

GRANTS OF PLAN-BASED AWARD

		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date (1)	Threshold (#)	Target (#)	Max. (#)
S. R. Rogel	2/15/06 2/15/06 4/19/06	6,000	30,000	60,000	120,000 50,000	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52
R. J. Taggart	2/15/06 2/15/06 4/19/06	1,500	7,500	15,000	25,000 9,500	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52
R. E. Hanson	2/15/06 2/15/06 4/19/06	1,800	9,000	18,000	30,000 15,000	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52
D. S. Fulton	2/15/06 2/15/06 4/19/06	1,710	8,550	17,100	28,500 9,500	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52
M. D. Cooper	2/15/06	0	0	0	36,000	69.725	69.80	14.99
M. A. Jackson	2/15/06 2/15/06 4/19/06	930	4,650	9,300	15,500 7,750	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52
L. T. Alford	2/15/06 2/15/06 4/19/06	930	4,650	9,300	15,500 7,750	69.725 74.03	69.80 69.80 74.55	69.725 14.99 12.52

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants at regular meetings of the Compensation Committee of the Board. The Compensation Committee meeting date is the effective grant date for equity grants.

(2)	The number of performance share units awarded under the Weyerhaeuser Long-Term Incentive Plan. Threshold is the minimum amount payable for the threshold level of performance set by the Compensation Committee, target is the amount payable if the specified performance target is reached, and maximum is the maximum payout possible under the plan.

(3)	Stock options are granted under the Company’s Long-Term Incentive Plan, which provides that the exercise price for stock options is the average of the high and low stock price on the date of grant.

Employment Agreements with Named Executive Officers

Mr. Cooper. Pursuant to an arrangement with Mr. Cooper, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary was $486,000, he was a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and was entitled to other benefits generally available to the Company’s top management team. The Company also paid Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in South Carolina. Mr. Cooper resigned as an executive officer of the Company effective October 2, 2006.

Mr. Rogel. Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 1998 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common stock equivalent units under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common stock equivalent units. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s long-term incentive plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

Non-Equity Incentive Plan Compensation

These amounts are cash bonuses granted under the Company’s Annual Incentive Plan (“AIP”). The AIP is funded based on the Company’s Return on Net Asset (RONA) performance, which is defined in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. For each year a threshold, target, and maximum goal is established by the Compensation Committee that represents 40%, 100%, and 300% target funding levels. For 2006, the target performance objective and funding was 10% RONA for the AIP in general and 11% for the CEO, which approximates the Company’s cost of capital. The threshold for funding is achieved at 5.5% RONA, with 40% of target payout funded at this level. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. At the end of 2006, the Committee approved the funding for the bonus pool based on the Company’s performance against the pre-determined RONA targets. The available AIP pool was then allocated among the business units by management based on each unit’s performance against pre-established goals. Each position in the Company, including the named executive officer positions, has been assigned a target bonus opportunity reflecting competitive practices in the market for similar positions. Recommendations for bonus payments to executive officers were made to the Committee by the chief executive officer, chief operating officer, and chief human resource officer. The Committee used its discretion to determine the final bonus pool and each individual executive officer’s bonus.

Equity Awards

Values for stock grants and options grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to options or performance share units granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan. This plan, which was approved by Company shareholders, authorizes the issuance of 17,000,000 shares of Weyerhaeuser stock. The plan provides for the award of stock options, stock appreciation rights, restricted stock and stock units, and performance shares and performance units. The plan provides that options must be granted at fair market value and it prohibits the repricing of outstanding options. The Long-Term Incentive Plan has been filed with Securities and Exchange Commission and is available at www.sec.gov. The plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plan. The Committee approves all long-term incentive grants to executive officers and the overall grant pool for all other participants. The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of shareholders.

February 15, 2006 Option Grant. Options granted to each of the named executive officers on February 15, 2006 are exercisable beginning 12 months after the grant date, with 25 percent of the shares in the grant becoming exercisable at that time and with an additional 25 percent of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates his employment for reasons other than normal retirement or early retirement.

April 19, 2006 Option Grant. Options granted to each of the named executive officers on April 19, 2006 are exercisable beginning two years after the grant date, with the options becoming fully exercisable at that date. The options were granted for a term of 5 years and may be subject to earlier termination if the executive terminates his employment for reasons other than normal retirement or early retirement. As the Company implements the new compensation program beginning in 2006, these options were granted as a transition grant to the new long-term incentive grants.

February 15, 2006 Performance Share Units Grant. Values listed for the named executive officers as stock awards in the summary compensation table and as performance share units granted to each of the named executive officers on February 15, 2006 are earned if the Company’s performance meets certain targets set by the Compensation Committee. Performance is measured over a three-year period by comparison to the performance peer group of basic materials companies described in “Compensation Discussion and Analysis—Determination of Compensation—Peer Groups” above. The performance share units are earned at the end of the three-year period based on performance results. The performance measure used for earning grants of performance share units is based on the Return on Net Assets Spread as defined in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation—Performance Share Units” above. The actual number of performance share units earned is based on Weyerhaeuser’s performance relative to the performance peers listed in the Compensation Discussion and Analysis. Threshold performance is the 25th percentile of peers, which equates to a payout of 0.2x the target number of shares. A participant earns none of the target number of performance shares if the Company’s performance is below the threshold. Median performance compared to the Company’s peers earns the target number of shares, and participants have an opportunity to earn the maximum award of twice the target grant for upper quartile performance. As performance shares are earned, shares of Weyerhaeuser common stock are issued to the participant.

If the executive officer terminates his or her employment for any reason except for early and normal retirement before the performance share units have vested, all the performance shares are forfeited. If the executive retires before the performance share units have vested, he or she receives a prorated payout of the vested performance share units at the end of the 3 year performance cycle. The executive officer is not entitled to any rights of a shareholder for awards of performance share units that have not vested. However, if the Company declares and pays dividends on its common stock during the time when unvested performance share unit awards are outstanding, the executive will be credited with additional amounts for each unvested performance share unit equal to the dividend that would have been paid for the unvested performance share units if it had been an actual share of common stock. These additional amounts remain unvested until the performance share units vest and are paid along with the underlying performance shares to the extent the performance shares vest and are paid.

Salary and Bonus in Proportion to total Compensation

The combination of the components and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with individual officers. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4) ($)
S. R. Rogel	65,000 175,000 200,000 175,000 150,000 100,000 50,000 0 0	0 0 0 0 50,000 100,000 150,000 120,000 50,000	53.75 53.0312 52.705 61.25 49.605 62.815 63.495 69.725 74.03	2/10/2009 2/9/2010 2/7/2011 2/12/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011	6,000	423,900
R. J. Taggart	4,500 1,372 9,000 3,000 10,500 1,000 13,920 12,600 750 9,000 21,000 10,750 0 0	0 0 0 0 0 0 0 0 0 3,000 21,000 32,250 25,000 9,500	51.0937 56.7812 53.75 65.5625 53.0312 55.5625 52.705 61.25 54.695 49.605 62.815 63.495 69.725 74.03	2/12/2008 3/26/2008 2/10/2009 12/8/2009 2/9/2010 4/17/2010 2/7/2011 2/12/2012 8/5/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011	1,500	105,975
R. E. Hanson	500 35,650 37,000 7,000 39,000 30,000 14,500 0 0	0 0 0 0 13,000 30,000 43,500 30,000 15,000	53.0312 52.705 61.25 54.695 49.605 62.815 63.495 69.725 74.03	2/9/2010 2/7/2011 2/12/2012 8/5/2012 2/13/2013 2/11/2014 2/16/2015 2/16/2016 4/19/2011	1,800	127,170
D. S. Fulton	11,600 24,750 22,500 11,250 0 0	0 8,250 22,500 33,750 28,500 9,500	61.25 49.605 62.815 63.495 69.725 74.03	2/12/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011	1,710	120,812
M. D. Cooper	13,308 36,342 39,538 19,500 15,500 6,500 0	0 0 0 6,500 15,500 19,500 36,000	52.62 52.52 61.47 49.605 62.815 63.495 69.725	4/21/2009 3/9/2011 1/30/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016	0	0
M. A. Jackson	10,000 750 0 8,500 7,500 0 0	0 0 4,250 8,500 22,500 15,500 7,750	61.25 54.695 49.605 62.815 63.495 69.725 74.03	2/12/2012 8/5/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011	930	65,705
L. T. Alford	6,000 2,100 6,300 8,000 10,600 10,600 12,000 7,750 7,750 0 0	0 0 0 0 0 0 4,000 7,750 23,250 15,500 7,750	51.0937 56.7812 53.75 53.0312 52.705 61.25 49.605 62.815 63.495 69.725 74.03	2/12/2008 3/26/2008 2/10/2009 2/9/2010 2/7/2011 2/12/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011	930	65,705

(1) •	Options granted on February 15, 2006 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates his employment for reasons other than normal retirement or early retirement.
•	Stock awards granted as Weyerhaeuser performance share units, under the Long-Term Incentive Plan are earned over a three-year performance period. The value of the performance share units increase or decrease directly in proportion to the Company’s performance compared to a specified peer group. This performance period covers fiscal year 2006 through the end of fiscal year 2008 with any earned shares to be paid out early in 2009.
•	On April 19, 2006, Weyerhaeuser also granted to its senior executives a one-time grant (in addition to the regular annual grant) with a value equal to ~20% of the annual grant guidelines. These options vest at the end of two years and expire five years after grant. The intent of this grant was to provide a transition in incentive values given the three-year performance and vesting period for the performance shares that are replacing a portion of the annual option grants beginning in 2006.

(2)	Generally stock awards are granted in February at the scheduled Compensation Committee meetings. Grant awarded on March 26, 1998, December 8, 1999, April 17, 2000 and August 5, 2002 were in recognition of superior performance in connection with specific projects. Grants awarded on April 19, 1999, March 7, 2001 and January 28, 2002 were awards that were converted into Company awards in connection with an acquisition. All these awards were granted for a term of 10 years, and are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(3)	Number of performance share units that are subject to a three-year performance period. The number of shares earned is determined at the end of the three-year period based on performance. The number listed is based on achieving threshold performance goals. Threshold performance equates to a payout of 0.2 times the target number of shares.

(4)	Value computed by multiplying the market price of the company’s common stock at end of fiscal year 2006, of $70.65, by the number of shares that would vest at the threshold level of performance.

OPTION EXERCISES

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
S. R. Rogel	0	0
R. J. Taggart	0	0
R. E. Hanson	0	0
D. S. Fulton	35,200	724,138
M. D. Cooper	0	0
M. A. Jackson	24,350	558,786
L. T. Alford	0	0

(1)	The ultimate value of the option awards will depend on the future market price of the company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that will be realized upon exercise of an option depends on the excess of the market value of the company’s common stock on the date the option is exercised over the exercise price of the option.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year (3) ($)
S. R. Rogel	Salaried Retirement Plan Supplemental Retirement Plan Non-Qualified Plan for Special Arrangements(3)	9 9 26	308,542 1,845,405 3,872,388	47,224 113,200 0
R. J. Taggart	Salaried Retirement Plan Supplemental Retirement Plan	29 29	960,957 1,349,566	0 0
R. E. Hanson	Salaried Retirement Plan Supplemental Retirement Plan	38 38	1,313,568 2,800,853	0 0
D. S. Fulton	Salaried Retirement Plan Supplemental Retirement Plan	31 31	893,117 1,978,840	0 0
M. D. Cooper	Salaried Retirement Plan Supplemental Retirement Plan	27 27	932,127 1,517,784	0 0
M. A. Jackson	Salaried Retirement Plan Supplemental Retirement Plan	30 30	869,067 684,474	0 0
L. T. Alford	Salaried Retirement Plan Supplemental Retirement Plan	36 36	382,103 955,328	0 0

(1)	Number of years of credited service computed as of the same pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for fiscal year 2006 and rounded to nearest whole for years of credited service. Mr. Cooper joined the Company in 2002 as a result of the acquisition of Willamette Industries, Inc. In the acquisition, the Company assumed the Willamette pension plan, which was merged with the Company’s Salaried Retirement Plan. As a result, Mr. Cooper’s years of service with Willamette are included in the Company’s Salaried Retirement Plan without any increase in benefits. Mr. Alford joined the Company in 1996 as a result of the acquisition of the assets of Cavenham Forest Industries. Employees of that company who joined Weyerhaeuser following the acquisition, including Mr. Alford, have pension benefits in the Salaried Retirement Plan that were determined using the additional years of service with their prior employer, but offset by the benefit payable from their prior employer’s plan. As a result, Mr. Alford’s monthly pension benefit determined as of December 31, 2006 and payable at age 62 was increased by $470.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement data used for financial reporting purposes (under SFAS Nos. 87, 88, 132(R) and as amended by SFAS No. 158) with respect to the Company’s audited financial statements for fiscal year 2006, using age 62, which is the earliest retirement age at which the executive could retire under the plan without benefits being reduced, or the executive’s current age if greater. Estimates are based on current compensation and years of service.

(3)	Pursuant to the agreement with Mr. Rogel, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer of 1972, less benefits payable or paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. Prior to joining the company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc., which was acquired by the Company in 2002.

The Company’s Salaried Retirement Plan for Salaried Employees is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by the years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Salaried Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $175,000 (in 2006 but subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code Section 401(a)(17) ($220,000 in 2006, but subject to adjustment).

In certain past asset acquisitions, the Company has credited the employees who join the Company as a result of the acquisition with additional years of service relating to the employee’s service with the acquired company. Mr. Alford joined the Company in connection with its acquisition of the assets of Cavenham Forest Industries in 1996. Employees of that company who joined Weyerhaeuser following the acquisition, including Mr. Alford, have pension benefits that were determined using the employee’s additional years of service with their prior employer, but offset by the benefit payable from their prior employer’s plan. In certain past stock acquisitions, the Company has acquired the pension plans of the acquired company and merged those plans into the Company’s plans. As a result, all past service with the prior employer is recognized in the Company’s plan. Mr. Cooper joined the Company in connection with its acquisition of all the outstanding stock of Willamette Industries, Inc. in 2002. In the acquisition, the Company assumed the Willamette pension plan, which was merged with the Weyerhaeuser pension plan, including years of credited service for participants.

Employees nominated by Weyerhaeuser’s chief executive officer and approved by Weyerhaeuser’s Compensation Committee are eligible to participate in the Supplemental Retirement Plan. Supplemental Retirement Plan benefits are paid outside the Salaried Retirement Plan from the general funds of the Company and are determined by applying incentive compensation paid in the five highest consecutive calendar years of total compensation (base salary plus any award under the Company’s incentive compensation plans) during the ten calendar years before retirement to the formula for determining Salaried Retirement Plan benefits. The Supplemental Retirement Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
S. R. Rogel	0	0	559,306	0	6,366,245
R. J. Taggart	0	0	115,767	14,085	1,333,364
R. E. Hanson	0	0	127,021	0	1,430,285
D. S. Fulton	0	0	157,545	0	1,707,849
M. D. Cooper	0	0	110,725	0	1,853,269
M. A. Jackson	68,953	0	71,905	0	844,347
L. T. Alford	34,304	2,573	91,745	0	1,176,318

(1)	Deferred bonus earned in 2005 and paid in 2006, which are not included in Summary Compensation Table. This amount was deferred into the common stock equivalent account under the deferral plan and, consequently, was eligible for a 15 % premium.

(2)	Employer paid premium on the amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are not included in Summary Compensation Table.

(3)	Fiscal 2006 earnings, which includes employee deferred compensation, employer premium, price of common stock equivalent units and Interest and dividends paid on amounts deferred into the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, plus any premium and dividends accrued in the case of amounts deferred into the common stock equivalents account in the deferral plan, and plus any interest earned on amounts deferred into the fixed-interest account in the deferral plan.

Executive officers are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash incentives. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus three percent.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15 percent premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service or in up to five years following his or her separation from service. Payments may be made in a lump sum or up to 20 equal annual payments, which must end the year of the executive’s 80th birthday, or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. Payments from the stock equivalents account are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;

•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than was the officer’s primary residence immediately prior to the change in control;

•	a reduction by the company in the officer’s base salary as of the effective date;

•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or

•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

In these circumstances, the officer will receive:

•	an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control;

•	three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs;

•	an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination;

•	the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;

•	continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years;

•

full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years;

•	an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination; and

•

an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000, in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes.

In addition, in accordance with the terms of the Company’s long-term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;

•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;

•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;

•	the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and

•	a payment of $10,000 for health care insurance premiums.

The severance benefit payable to Mr. Rogel when there is no change in control is the same as described above except that the amount paid for base salary is two times the highest base salary rate and the amount for target bonus is two times the target annual bonus.

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated his employment as of December 31, 2006.

Executive Benefits and Payments Upon Termination of S.R. Rogel	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$5,200,000	0	$7,800,000	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$1,300,000	0	$1,300,000	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$668,761	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of R.L. Taggart	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$1,470,750	0	$2,941,500	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$450,500	0	$450,500	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$200,701	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of R.E. Hanson	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$2,100,000	0	$4,200,000	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$700,000	0	$700,000	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$282,399	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of D.S. Fulton	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$1,665,000	0	$3,330,000	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$510,000	0	$510,000	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$239,099	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of M.D. Cooper	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$1,322,270	0	$2,644,539	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$347,263	0	$347,263	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$239,506	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of M. A. Jackson	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$1,151,837	0	$2,303,673	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$329,096	0	$329,096	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$118,016	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

Executive Benefits and Payments Upon Termination of L.T. Alford	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance	0	0	$1,146,051	0	$2,292,102	0
Bonus (AIP) Annual Incentive Plan	Based on Perf.	Based on Perf.	$327,443	0	$327,443	Based on Perf.
Performance Share Units	(A)	(A)	(B)	(B)	(C)	(A)
Stock Options/SARs	(D)	(E)	(F)	(G)	(E)	(H)

Benefits and Perquisites:
Incremental Increase to Pension (1)	0	0	0	0	$128,797	0
Life and Health Care Insurance	0	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	0	0	0	0	$700,000
Financial Planning (3)	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000	$2,000-14,000
Outplacement Services	0	0	$20,000	0	$20,000	0

(1)	This is the estimated present value of annual incremental increase to pension payments due to the Change in Control Agreement with the executive. The annual pension increment is determined based on 3 additional years of service and age credit following termination of employment.

(2)	Group supplemental executive term life insurance in the amount of 2-1/2 times base salary with a maximum coverage of $700,000 when combined with Company base life amount; base life for all salaried employees is 2 times base salary.

(3)	Financial planning services extended for 1 year after termination paid by Company.

(A)	Prorated based on completed months of employment during the performance period.

(B)	Forfeited unless eligible for early or normal retirement.

(C)	Performance will be deemed to have been fully earned for the entire performance period.

(D)	Continues to vest for 5 years and may be exercised the earlier of 5 years after termination or remaining term of grant.

(E)	Fully vested and exercisable throughout their entire term.

(F)	Vesting stops upon termination; vested options are exercisable for three months following termination (note: not applicable if eligible for early or normal retirement).

(G)	For grants beginning in 2006, vested portion automatically expires upon termination, and option is cancelled.

(H)	Fully vested and may be exercised earlier of 2 years after death or remaining term of grant.

ITEM 2—SHAREHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Resolved: That the shareholders of Weyerhaeuser Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Supporting Statement: As long-term shareholders of Weyerhaeuser, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money.” They also involve payments to trade associations and related groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not disclosed. In 2003-04, the last fully reported election cycle, Weyerhaeuser contributed at least $40,000 in soft money. (PoliticalMoneyLine: http://www.fecinfo.com/cgi-win/irs_ef_top.exe?DoFn=DONOR&sYR=2004 ). However, its payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose its political contributions and payments to tax exempt organizations including trade associations.

The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to independent political committees, also known as 527s, and to give to tax-exempt organizations that make political expenditures and contributions.

Absent a system of accountability, corporate executives will be free to use company assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support FOR this critical governance reform.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 2

The Board of Directors recommends that you vote against this proposal for these reasons:

Weyerhaeuser Company’s participation in the political process on issues that affect the Company’s success is an appropriate role for a corporation operating in a democratic society. Information about Company political contributions and Weyerhaeuser Employee Political Action Committee (WPAC) contributions is publicly available on the Federal Election Commission’s website (www.fec.gov) as well as state election websites. Similarly, information about Weyerhaeuser’s lobbying efforts is available on the Senate’s website (www.senate.gov)

Weyerhaeuser has a duty to its shareholders and employees to exercise its rights and ensure its voice is heard on public policy issues that affect our business.

Weyerhaeuser and its employees and shareholders lawfully participate in the political process with contributions to federal, state, and local political candidates, committees, and parties. All WPAC contributions come from voluntary, personal contributions of Weyerhaeuser shareholders and employees. These contributions, all fully and publicly reported, represent the primary source of funds provided to political candidates, committees, and parties in the most recent election cycle. Weyerhaeuser and WPAC’s contributions are bipartisan and are based on a variety of considerations.

Finally, Weyerhaeuser has taken the step of providing additional information about Company participation in public policy and political processes in its 2005 Weyerhaeuser Company Sustainability Report (www.weyerhaeuser.com/environment/sustainability). This reporting exceeds current requirements.

In light of these facts, we believe that the expense and burden of additional reporting and limitations is not warranted or needed.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 3—SHAREHOLDER PROPOSAL ON MAJORITY VOTE

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: Shareholders recommend adoption of a simple majority shareholder vote requirement applicable to the greatest number of shareholder voting issues possible. This proposal is focused on adoption of the lowest practicable majority vote requirements to the fullest extent practicable. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent possible in accordance with applicable laws and existing governance documents.

Nick Rossi, custodian for Vanessa Rossi, P.O. Box 249, Boonville, CA 95415 sponsors this proposal.

Our 68% yes-vote

This topic won our 68% yes vote at our 2006 annual meeting. This topic also won a 67% yes vote average at 19 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80% vote to make certain key governance changes at our company, if 79% vote yes and only 1% vote no – only 1% could force their will on our overwhelming 79% majority.

Progress Begins with One Step

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

•	“D” in Overall Board Effectiveness.

•	Overall Governance Risk Assessment = High

•	“High Concern” in Accounting.

Restructuring charges reported by Weyerhaeuser during the last year should be reviewed more closely, particularly in combination with other concerns. Our audit committee met only 4 times in a year. Two of the three members were age 70.

•	We had no Independent Chairman – independent oversight concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key changes – entrenchment concern.

•	Cumulative voting was not allowed.

•	Our board repeatedly failed to enact shareholder proposals that received a majority of votes cast.

Additionally:

•	The Weyerhaeuser board set a new standard for shareholder unfriendliness at our 2005 annual meeting—requiring written shareholder questions and then limiting discussion to just 15 minutes.

•	We were allowed to vote on individual directors only once in 3 years – accountability concern.

•

Adoption of this proposal may enable a management proposal for annual election of each director to be adopted if it again wins more than a simple majority of the votes cast, as it did in 2004, but less than the now required 67% of the total votes.

•	For example the CalPERS proposal for annual election of each director won 73% of the yes-no vote at our 2005 annual meeting.

The above status shows there is room for improvement and reinforce the reason to take one step forward now and vote yes for simple majority vote.

Adopt Simple Majority Vote

Yes on 3

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 3

The Board of Directors believes that this proposal concerning simple majority voting is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

Washington law provides that most proposals submitted to a vote of the Company’s shareholders require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This appears to be what the proponent is referring to as a “simple majority vote.”

Washington law also provides that certain matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s articles of incorporation. The Company’s articles of incorporation, which were approved by shareholder vote, provides that the vote of holders of greater than a majority of the Company’s outstanding shares must approve certain fundamental changes involving the Company. These include amendments to certain provisions of the by-laws or articles of incorporation and significant transactions involving “interested shareholders,” such as mergers, sale of a significant proportion of assets and/or dissolution of the Company, unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders.

Contrary to the proponent’s belief, these provisions are not inconsistent with shareholders’ rights but are in fact designed to provide protection for all shareholders. The provisions are not intended to, and do not entrench management or reduce shareholder accountability. They are designed, instead, to protect all shareholders against self-interested actions by one or a few large shareholders. They also are designed to encourage any potential acquirer of the Company to negotiate directly with the Board of Directors. The Company’s Board of Directors is fully independent. Eleven of the Company’s twelve Directors are independent under the standards established by the New York Stock Exchange and the Securities and Exchange Commission. The chairman of the Executive Committee of the Board, which has the authority to act on behalf of the Board between board meetings, is an independent director. The chairman of the Executive Committee is also the Lead Director for the Board of Directors. All members of the Audit, Compensation and Corporate Governance Committees are independent directors. The Company believes its independent Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. The proposal for a “simple majority vote on all issues” would eliminate these protections.

The proponent also contends that approval of this proposal is a means of improving the Company’s corporate governance by lowering the required vote to approve governance changes. The Board is committed to good corporate governance practices and has implemented a variety of measures (discussed elsewhere in this Proxy Statement) to strengthen the Company’s corporate governance processes. The Board does not believe that implementation of this proposal will enhance corporate governance practices at the Company.

According to the Company’s Articles of Incorporation, which were approved by the shareholders, the supermajority provisions described above would be eliminated only if the holders of at least 66 2/3rds of all outstanding shares eligible to vote approved an amendment to the Articles.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 4—SHAREHOLDER PROPOSAL ON WOOD SUPPLY

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Whereas: Weyerhaeuser’s Policy Statement on the issue Aboriginal Relations in Canada states that "Weyerhaeuser will work proactively with each of its businesses to build mutually beneficial relationships with Aboriginal peoples in the company’s areas of operation."

Whereas: The Traditional Landuse Area of Asubpeeschoseewagong Netum Anishinabek, also known as Grassy Narrows Grassy First Nation, substantially coincides with the Whiskey Jack forest, a forest management unit managed by Abitibi Consolidated Inc. under a forest management plan approved by the Ontario Ministry of Natural Resources.

Whereas: A condition of the Whiskey Jack forest sustainable forestry license is that Abitibi supply Weyerhaeuser’s TimberStrand LSL mill in Kenora with approximately 50% or 300,000 m3 of the mill’s total wood supply.

Whereas: Grassy Narrows established a blockade against forestry within this area started on December 2, 2002 that is still active today and officially informed Weyerhaeuser that it must "cease and desist from logging and resource extraction on our territory" on February 7, 2006.

Whereas: Weyerhaeuser’s procurement continues within this area despite an outstanding lawsuit filed by Grassy Narrows trappers claiming that proper consultation and accommodation with the community in accordance with Canadian and international law has not occurred and that Aboriginal rights are being materially infringed upon.

Whereas: The company states in its 2005 sustainability that "Weyerhaeuser supports a resolution of Grassy Narrows claims by the governments of Ontario and Canada."

Whereas: A ruling by the Supreme Court of Canada in 2004 found that companies such as Weyerhaeuser share a responsibility to honor Aboriginal rights, stating that "The fact that third parties are under no duty to consult or accommodate Aboriginal concerns does not mean that they can never be liable to Aboriginal peoples. If they act negligently in circumstances where they owe Aboriginal peoples a duty of care, or if they breach contracts with Aboriginal peoples or deal with them dishonestly, they may be held legally liable." (Haida Nation v. British Columbia (Minister of Forests), [2004] 3 S.C.R. 511, para 56)

Whereas: Controversy over the company’s continued procurement from the Whiskey Jack forest in light of the documented opposition of Grassy Narrows First Nation may increase the risk to the company of legal liabilities, negative brand identification and decreased market share for Timberstrand LSL.

Whereas: Large hardwood supply volumes are available elsewhere in the region due to recent mill closures.

RESOLVED: That shareholders request the Board of Directors of Weyerhaeuser to institute a comprehensive review of its obligations and options regarding wood supply from the Whiskey Jack Forest and prepare a report, omitting proprietary information, by September 2007.

Supporting Statement

We believe the report should include:

1.	A feasibility assessment of suspending procurement of wood fiber from the Whiskey Jack forest until the free, prior and informed consent of the Grassy Narrows First Nation has been established.

2.	A clarification of the company’s Policy Statement on the issue Aboriginal Relations in Canada to as it applies to the company’s wood fiber procurement activities.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 4

Weyerhaeuser respects the rights of aboriginal peoples and is committed to building mutually beneficial relationships with aboriginal communities. See: “A Policy and Framework for Building Relationships, Canada’s Aboriginal Peoples and Weyerhaeuser,” http://www.weyerhaeuser.com/ourbusinesses/forestry/timberlands/sustainableforestry/incanada/AboriginalEnglish3.pdf.

Weyerhaeuser draws employees, suppliers and contractors from aboriginal communities in the areas where we operate. In Ontario, Weyerhaeuser involved First Nations extensively during construction of the TimberStrand® LSL mill in Kenora and approximately 25% of Weyerhaeuser’s workforce at the mill is aboriginal. Weyerhaeuser also recognizes that many First Nations and other members of the rural communities in which we operate participate in traditional activities including hunting, fishing and trapping. Weyerhaeuser cooperates within the terms of its licenses in Canada to support access to these traditional uses.

Grassy Narrows is one of 28 First Nations in Ontario who are parties to an 1873 treaty with the Crown. The Grassy Narrows reserve is within an area known as the Whiskey Jack forest. The provincial government currently licenses this forest to Abitibi Consolidated, Inc., which is responsible for its forest management. In 2000, some Grassy Narrows members brought a constitutional claim against the government of Ontario challenging its authority to approve licenses in the area. The court declined to decide the issues without a full trial, which is expected to take place in 2008. Weyerhaeuser is not involved in the lawsuit.

The Whiskey Jack forest is an important supply area for Weyerhaeuser’s Kenora mill. No comparable timber sources are available within reasonable transport distance.

Weyerhaeuser believes the companies that supply wood to the Kenora mill operate in a responsible manner. Abitibi has honored blockades erected by some Grassy Narrows members, and has engaged in numerous efforts with the province to resolve the issues. The provincial government directly regulates activities on the Whiskey Jack forest, which are also governed by public planning processes conducted in an open and consultative manner, with input from local citizens, First Nations and others. The province commissions independent audits to assess compliance with legal requirements, forest management plans and license conditions. The results, including those for the Whiskey Jack forest, are reported to the legislature and publicly available. Abitibi’s forest management is also independently certified to ISO 14001 and Canadian Standards Association Sustainable Forest Management standards.

Weyerhaeuser encourages the meaningful resolution of aboriginal claims. We believe that treaty claims must be addressed by the provincial and federal governments directly with First Nations leaders. If necessary, these issues must be resolved by the courts. Last year, the President of Weyerhaeuser’s Canadian operations personally urged the province of Ontario to increase its efforts to resolve issues related to Grassy Narrows.

Weyerhaeuser continues to monitor the situation in Grassy Narrows and to encourage resolution of the issues. Weyerhaeuser believes, however, that further assessment or study of this forest by the Company, beyond existing processes, is not warranted.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 5—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, OF THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal year 2005. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s accounts for fiscal year 2006.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER RIGHTS PLAN POLICY

The Board of Directors adopted the following Shareholder Rights Plan Policy in 2004:

The Board of Directors shall obtain shareholder approval prior to adopting any shareholder rights plan; provided, however, that the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors of the Board, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

The Board of Directors adopted the following Confidential Voting Policy in 1991:

It is the policy of the Company that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders be kept permanently confidential and not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders will be returned to the bank or other financial services entity with which the Company has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which the Company is not an affiliate.

The tabulation process and results of shareholder votes will be inspected by the bank or other financial services entity with which the Company has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which the Company is not an affiliate. Such inspectors must certify in writing to the Company’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and must sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the Company’s securities by a person (the “proponent”) other than the Company of which solicitation the Company has actual notice, the Company will request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and the Company will not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing to agree to be bound by the policy as well.

This policy will not prohibit shareholders from disclosing their votes to the Company or the Board of Directors if a shareholder chooses to do so. Nor will this policy impair free and voluntary communication between the Company and its shareholders.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the accounts of the Company and subsidiaries for 2006 and has been selected to do so for 2007. Representatives of KPMG LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal years 2005 and 2006 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2005	Fee Amount 2006
Audit Fees (1)	$9,429,000	$15,550,200
Audit Related Fees (2)	$430,000	$542,600
Tax Fees (3)	$145,000	$72,900
All Other Fees	$0	$0
Total (4)	$10,004,000	$16,165,700

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 25, 2005 and December 31, 2006, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.

(2)	Primarily fees for services rendered in support of employee benefit plan audits for the fiscal years ended December 25, 2005 and December 31, 2006.

(3)	Fees for services rendered related to international tax services.

(4)	Audit fees increased in 2006 due to $6,491,000 in one-time engagements undertaken to support the sale of the North American Composites business and the combination of the Company’s paper business and related assets with Domtar, Inc. The work included a carve out review to support financing, carve out audits required for registration statements and reviews of financial materials provided to regulatory bodies. $6,358,000 of the audit fees are reimbursable by the partners in the transactions.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members and the Committee may delegate to management the authority to approve certain audit related services up to a limited amount of fees. If authority to approve services has been delegated, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2005 and 2006, 1.45% and 0.45%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals intended to be presented at the Company’s 2008 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, to the attention of Claire S. Grace, Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777, on or before November 12, 2007.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of record of the shareholder proposing such business, (iii) the name, class or series and number of shares of the Company that are owned by the shareholder, and (iv) any material interest of the shareholder in such business. Public disclosure of the date of the 2007 annual meeting date was made in the Notice of 2006 Annual meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2007 annual meeting is April 17, 2008.

For the Board of Directors

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 14, 2007

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 19, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, Martha R. Ingram and Claire S. Grace, and each of them, with full power to act with out the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 19, 2007, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to: Weyerhaeuser Company, c/o Mellon Investor Services, P.O. Box 1680, Manchester, CT 06045-9986.

Address Change/Comments Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

You can access, view and download h t is year’s Annual Report and Proxy Statement at the Weyerhaeuser Company website at www.weyerhaeuser.com under Investors.

IF YOU PLAN TO ATTEND THE MEETING

ADMISSION TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all nominees in Item 1

The Board of Directors recommends a vote “FOR” item 5 and “AGAINST” items 2, 3, and 4.

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

Election of Directors Nominees: Item 2. Shareholder proposal on political contributions Item 5. Approval, on an advisory basis, of the appointment of auditors

WITHHELD

01 Steven R. Rogel FOR FOR ALL FOR AGAINST ABSTAIN

Item 3. Shareholder proposal auditors on majority vote

02	Debra A. Cafaro
03	Richard H. Sinkfield
04	D. Michael Steuert FOR AGAINST ABSTAIN
05	James N. Sullivan Item 4. Shareholder proposal on wood supply
06	Kim Williams

WITHHELD FOR: (Write that nominee’s name in the space provided below:) The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Signature Signature Date

Note: Please sign as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET TELEPHONE

http://www.proxyvoting.com/wy 1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the website. OR Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU PLAN TO ATTEND THE MEETING

Weyerhaeuser Company c/o Mellon Investor Services P.O. Box 1680 Manchester, CT 06045-9986

Admission Ticket Weyerhaeuser

Annual Meeting of Shareholders

Date — April 19, 2007 Time — 9:00 a.m. Pacific Time Location — Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET